Exhibit 16.1

November 24, 2025

Office of the Chief Accountant Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C. 20549

RE : RHINO BITCOIN INC.

Dear Sirs/Madam,

The undersigned JP Centurion & Partners PLT, previously acted as independent accountants to audit the financial statements of Rhino Bitcoin Inc. We resigned as independent accountants to the Company.

This letter will confirm that we have read Item 4.01 included in the Form 8-K dated November 24, 2025 of Rhino Bitcoin Inc to be filed with the Securities and Exchange Commission and are in agreement with the statement related to our firm.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/S/JP Centurion & Partners Plt

JP CENTURION & PARTNERS PLT

KUALA LUMPUR, MALAYSIA